Numerex Corp. Contact:
Alan Catherall
770 485-2527

Investor Relations Contact:
Seth Potter
646 277-1230

Exhibit 99.1                                                                  Press Release

For Immediate Release

Numerex Reports First Quarter 2013 Financial Results

Net subscriptions grew 34%, adding 148,000 during Q1, increasing base to 2.03 million
Subscriptions-based recurring revenue increases 22% year-over-year

ATLANTA, GA May 9, 2013—Numerex Corp (NASDAQ:NMRX), a leading provider of on-demand and interactive machine-to-machine (M2M) enterprise solutions, today announced financial results for its first quarter ended March 31, 2013.

“The Company experienced continued strong subscription growth, posting a record 148,000 net additions to its base during the quarter, and an acceleration in subscription-based recurring revenues,” stated Stratton Nicolaides, CEO and chairperson of Numerex. “Our continued investment in our on-demand, interactive platforms is creating traction with new and existing enterprise customers across a number of vertical markets. We were very pleased to have surpassed the 2 million subscription milestone during the quarter and, as a result of a strong start in the second quarter combined with a robust pipeline of opportunities, we are increasing our 2013 subscription growth rate guidance to 30% to 35%. Also, we affirm our subscription-based recurring revenue growth guidance of 18% to 23%. In addition, we expect to leverage the investments made in engineering and development and improve our adjusted EBITDA margins to a range of 13% to 15% for the full year 2013. Furthermore, our significantly strengthened balance sheet allows us to pursue certain managed services opportunities, expected to launch later this year, which we anticipate will yield incremental subscription growth later this year and 2014.”

Financial metrics for the first quarter of 2013 include:

	Three Months Ended
	March 31
Non-GAAP Measures	2013	2012

Adjusted EBITDA ($ millions)	1.8	1.7
Adjusted EBITDA as a percent of total revenue	10.5%	11.4%
New subscriptions (units)	148,000	83,000
Cumulative net subscriptions (units)	2,031,000	1,521,000

GAAP Measures

Recurring revenue and support ($ millions)	12.2	10.1
Gross margin – recurring revenue and support	56.3%	58.8%
Net income ($ millions)	0.0 *	0.3
EPS (basic and diluted)	$0.00	$0.02

 *After non-recurring charges of $0.4 million

Mr. Nicolaides continued, “The first quarter was impacted by a number of one-time costs. These costs totaled $378,000, which temporarily reduced service margins by 2 percentages points and increased general and administrative costs by $138,000. We expect service margins to return to a normal run-rate for the balance of the year.”

First Quarter Financial Highlights:

•
The Company added a record 148,000 net new subscriptions in the first quarter of 2013, an increase of 78% compared to the 83,000 net new subscriptions added in the same quarter in 2012. Total subscriptions increased 34% to 2.0 million in the first quarter of 2013 compared to 1.5 million in the first 2012. The average cost of acquiring a net new subscription during the quarter was $13.90 compared to $25.68 during the same period last year, a 46% reduction in acquisition cost per subscription.

•
Recurring revenue and support of $12.2 million increased 20.0% in the first quarter of 2013 compared to the first quarter of 2012.  After adjusting for one-time services and support revenue, subscription-based recurring revenues increased 22%.

•
Gross margin generated by recurring revenue and support in the first quarter of 2013 was 56.3% compared to 58.8% recorded in the same period in 2012. The decrease was primarily due to non-recurring carrier fees of $0.2 million and excluding these charges, recurring revenue and support gross margins would have been approximately 58.3%.  Embedded device and hardware margin declined to 3.2% in the first quarter of 2013 compared to 18.9% in the same period in 2012. This decline was primarily driven by promotional discounts associated with the introduction of new products.

Continued First Quarter Financial Highlights

•
Total GAAP operating expenses for the first quarter of 2013 were $7.0 million compared to $6.4 million in the first quarter of 2012. These expenses include depreciation and amortization (D&A) charges of $1.0 million and $0.8 million in the first quarters of 2013 and 2012, respectively. The increase in D&A was primarily the result of amortization associated with the acquisition completed at the beginning of October 2012 as well as amortization of additional capitalized software development costs. During the first quarter of 2013, engineering and development costs increased 32.0% year-over-year to support the company’s growing customer base and strengthening our Gateway as a Service (GaaS) and Portal offerings.

•
First quarter 2013 earnings before interest, taxes, depreciation, amortization, non-cash compensation and one-time costs, or adjusted EBITDA, were $1.8 million compared to $1.7 million in the first quarter of 2012.  The Company reported GAAP net income for the first quarter of 2013 of breakeven compared to $0.3 million for the same period in the prior year.

•
As of March 31, 2013, Numerex reported cash of $25.5 million and notes payable of $1.6 million compared to $4.9 million and $8.3 million, respectively as of December 31, 2012. The company generated positive cash from operations for the first quarter of 2013, compared to using $0.6 million during the first quarter of 2012.  During the first quarter of 2013, Numerex completed an underwritten public equity offering which generated net proceeds of approximately $27.8 million.

First Quarter 2013 Operational Highlights:

•
Announced that Jerry Rose, an experienced former senior executive with a track record of driving growth in key businesses within General Electric (GE) and United Technologies (UTC), was appointed to the Company’s Board of Directors.

•
Uplink Security LLC ("Uplink") and 2GIG Technologies announced an agreement for Uplink to offer cellular and interactive remote services for 2GIG alarm systems. This will enable alarm dealers to sell systems featuring Uplink's nationwide cellular communications as well as remote services consisting of event notifications to end-users, viewing of live or recorded video, and smart-phone control of the alarm system, thermostats, lighting, locks and other home control features.

•
Announced the acquisition of certain assets, technology, and intellectual property – including a portfolio of patents - that will support and widen its M2M platform capabilities in real-time monitoring of critical assets and events.

•	Numerex and Cascade Engineering announced their collaboration for the development and implementation of an asset management solution for the solid waste and recycling market.

•	Announced an extensive collaboration with Sentaca, a leading, niche supplier of strategic consulting, services & innovation to the international telecoms industry, headquartered in the United Kingdom.

Nicolaides concluded, "We enter the second quarter with strong momentum driven by the introduction of new products and the commercialization and launch of several solutions to a broad range of customers through our horizontal platforms. Numerex is in position to extend its leadership position in M2M and remains committed to growing our subscription base that generates our high-margin recurring service revenue."
Quarterly Conference Call
Numerex will discuss its quarterly results via teleconference today at 9:00 a.m. Eastern Time. Please dial (877) 641-0093 or, if outside the U.S. and Canada, (904) 520-5773 to access the conference call at least five minutes prior to the 9:00 a.m. ET start time. A live webcast and replay of the call will also be available at http://www.numerex.com under the Investor Relations section.  An audio replay will be available via the Numerex web site beginning two hours after the call end.  You can also listen to a replay of the call by dialing (888) 284-7564 or (904) 596-3174 if outside the U.S. and Canada and entering code number 2981911511.

About Numerex
Numerex Corp (NASDAQ: NMRX) is a leading provider of interactive and on-demand machine-to-machine (M2M) technology and service, offered on a subscription basis, used in the development and support of M2M solutions for the enterprise and government markets worldwide. The Company offers Numerex DNA® that may include hardware and smart Devices, cellular and satellite Network services, and software Applications that are delivered through Numerex FAST® (Foundation Application Software Technology). In addition, business services are offered to enable the development of efficient, reliable, and secure solutions while accelerating deployment. Numerex is ISO 27001 information security-certified, highlighting the Company's focus on M2M data security, service reliability, and round-the-clock support of its customers' M2M solutions. For additional information, please visit www.numerex.com.

This press release contains, and other statements may contain, forward-looking statements with respect to Numerex future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding growth trends and activities. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "assume," "strategy," "plan," "outlook," "outcome," "continue," "remain," "trend," and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. Numerex cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. These forward-looking statements speak only as of the date of this press release, and Numerex assumes no duty to update forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements and future results could differ materially from historical performance.

The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: our inability to reposition our platform to capture greater recurring service revenues; the risks that a substantial portion of our revenues are derived from contracts that may be terminated at any time; the risks that our strategic suppliers materially change or disrupt flow of products and/or services; variations in quarterly operating results; delays in the development, introduction, integration and marketing of new machine-to-machine (M2M) products and services; customer acceptance of services; economic conditions resulting in decreased demand for our products and services; the risk that our strategic alliances and partnerships and/or wireless network operators will not yield substantial revenues; changes in financial and capital markets, and the inability to raise growth capital; the inability to attain revenue and earnings growth in our data business; changes in interest rates; inflation; the introduction, withdrawal, success and timing of business initiatives and strategies; competitive conditions; the inability to realize revenue enhancements; and extent and timing of technological changes. Numerex SEC reports identify additional factors that can affect forward-looking statements.

-continued-

Numerex Corp.
Unaudited Condensed Consolidated Statement of Operations
(In thousands, except per share data)

	Three Months Ended
	March 31,		2013 vs 2012
	2013	2012		$ %
Net revenues:
Recurring revenue and support	$12,171	$10,108	$2,063	20%
Embedded devices and hardware	4,559	4,424	135	3%
Total net revenues	16,730	14,532	2,198	15%
Cost of recurring revenue and support	5,320	4,161	1,159	28%
Cost of embedded devices and hardware	4,415	3,588	827	23%
Gross Profit	6,995	6,783	212	3%
	41.8%	46.7%	-	-
Sales and marketing expenses	1,976	2,072	(96)	-5%
General and administrative expenses	2,911	2,688	223	8%
Engineering and development expenses	1,063	805	258	32%
Depreciation and amortization	1,017	815	202	25%
Operating income	28	403	(375)	-93%
Interest expense	89	77	12	16%
Other (income) expense	(7)	3	(10)	nm
(Loss) earnings before income taxes	(54)	323	(377)	nm
(Benefit) provision for income tax	(65)	2	(67)	nm
Net income	$11	$321	$(310)	-97%

Basic earnings per common share	$0.00	$0.02
Diluted earnings per common share	$0.00	$0.02
Weighted average common shares used in per share calculation
Basic	17,661	15,189
Diluted	18,353	15,872

 nm – not meaningful

NUMEREX CORP.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$25,471	$4,948
Accounts receivable, less allowance for doubtful accounts of $455 and $383	8,951	9,381
Financing receivables, current	633	512
Inventory net of provision of $392 and $362	8,207	7,503
Prepaid expenses and other current assets	2,532	1,511
TOTAL CURRENT ASSETS	45,794	23,855

Property and equipment, net of accumulated depreciation
and amortization of $1,323 and $1,185	2,548	2,450
Software, net of accumulated amortization of $2,113 and $1,848	5,096	4,506
Other intangibles, net of accumulated amortization of $11,982 and $11,689	6,817	6,154
Other assets, non-current	2,680	2,698
Financing receivables, non-current	1,593	1,329
Deferred tax assets	4,852	4,788
Goodwill	26,367	26,367
TOTAL ASSETS	$95,747	$72,147

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$6,720	$7,679
Other current liabilities	1,694	866
Current portion of long term debt	528	2,286
Deferred revenues	2,309	1,824
Obligations under capital leases, current	264	-
TOTAL CURRENT LIABILITIES	11,515	12,655

LONG TERM LIABILITIES
Note payable, long term	1,109	6,008
Obligations under capital leases, long-term	430	-
Other long term liabilities	871	679
TOTAL LIABILITIES	13,925	19,342

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, no par value; authorized 3,000; none issued	-	-
Class A common stock, no par value; authorized 30,000; 19,549 and 17,171 issued;
18,383 and 15,609 outstanding	-	-
Class B common stock, no par value; authorized 5,000; none issued	-	-
Common stock issuable	925	-
Additional paid-in-capital	93,273	68,072
Treasury stock, at cost; 1,241 and 1,562 shares	(5,239)	(8,136)
Accumulated other comprehensive loss	(25)	(8)
Accumulated deficit	(7,112)	(7,123)
TOTAL STOCKHOLDERS' EQUITY	81,822	52,805
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$95,747	$72,147

Reconciliation of Non-GAAP net income

The following table reconciles non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP). These non-GAAP financials use net earnings before non-cash items and one time costs as an additional measure of our operating performance.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, GAAP financial measures, which should be considered as the primary financial metrics for evaluating our financial performance. Significantly, non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. Instead, they are based on subjective determinations by management designed to supplement our GAAP financial measures. They are subject to a number of important limitations and should be considered only in conjunction with our consolidated financial statements prepared in accordance with GAAP.  Accordingly, investors should exercise caution when evaluating our non-GAAP financial measures.

Despite these limitations, we believe our non-GAAP financial measures provide meaningful supplemental information about our operating results, primarily because they exclude non-cash items that we do not believe are indicative of the ongoing operating performance of our business. Although these items should properly be considered in our GAAP financial measures, we believe they should be excluded when evaluating our current operating performance.
The following table reconciles the specific items excluded from GAAP in the calculation of Adjusted EBITDA for the periods indicated below:

Reconciliation of Non-GAAP Measures
	Three Months Ended
	March 31,
	2013	2012
	(unaudited)

Net income (loss)	$11	$321
Depreciation and amortization	1,017	815
Interest expense and other, net	82	80
Income tax	(65)	2
EBITDA	$1,045	$1,218
Non-cash compensation	339	432
One time costs*	378	-
Adjusted EBITDA	$1,762	$1,650

*One-time costs include non recurring carrier charges, acquisition costs and travel expenses incurred as a result of the capital raise.

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